Exhibit 10.1
PULMONX CORPORATION

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Approved by the Compensation Committee of the Board of Directors
August 26, 2025

Eligibility
Each member of the board of directors (the “Board”) of Pulmonx Corporation (the “Company”) who is not a full- or part- time officer or employee of the Company or any of its subsidiaries (a “Non-Employee Director”) is eligible to receive compensation under this Non-Employee Director Compensation Policy (this “Policy”) during the period of the Non-Employee Director’s service as a member of the Board. A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
Equity Compensation
Equity awards will be granted under the Company’s 2020 Equity Incentive Plan, as amended from time to time, or any successor equity incentive plan (the “Plan”). Unless otherwise defined herein, capitalized terms used in this Policy have the meaning given to such terms in the Plan. All stock options granted under this Policy will be Non-statutory Stock Options, with a term of ten years from the date of grant (subject to earlier termination upon a termination of the Non-Employee Director’s Continuous Service) and an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant. Grants of equity hereunder will be made on the applicable granting date as specified herein.
•Certain Definitions. As used in this Policy:
o“Calculation Stock Price” means the average closing price of the Company’s Common Stock, as calculated in accordance with the Company’s then current calculation methodology, applicable to the date when an Initial Equity Grant or an Annual Equity Grant (as defined below) is to be made.

o“Fair Market Value:”
For stock options granted hereunder will be based on the Black-Scholes pricing method and will use the Calculation Stock Price.
For Restricted Stock Units (“RSUs”) granted hereunder will be based on the value of such RSU grant divided by the Calculation Stock Price.

o“Quarterly Granting Date” means the four annual dates on which the Company grants equity awards.

•Initial Equity Grant. Each Non-Employee Director who is elected or appointed to the Board for the first time after the effective date of this Policy will be granted, at the discretion of the Board of Directors, either or a combination of (a) an option to purchase shares of Common Stock (the “Initial Stock Option Grant”) or (b) Company RSUs (the “Initial RSU Grant”) with an aggregate Fair Market Value of an amount equal to the pro-rata value of the Annual Equity Grant (as defined below) granted to Directors at the immediately previous Annual Meeting of Stockholders, based on the month in which the new Non-Employee Director commences service on the Board (the Initial Stock Option Grant and the Initial RSU Grant shall be referred to alternatively or collectively herein as the “Initial Equity Grant”). Such Initial Equity Grant will be made on the Company Quarterly Granting Date immediately following the date of his or her initial election or appointment to the Board.

oInitial Stock Option Grant. The shares subject to the Initial Stock Option Grant will vest in equal monthly amounts on the same, pro-rated, vesting schedule as the Annual Equity Grant on the one-month anniversary of the date of grant and each month thereafter on the same day of the month as the grant date, subject to the Non-Employee Director’s Continuous Service through each vesting date, such that the Initial Stock Option Grant will be fully vested on the date of the next Annual Meeting of Stockholders or the same day of the month as the Initial Stock Option grant date in the month when the Annual Meeting of Stockholders is held, whichever is earlier.
oInitial RSU Grant. One hundred percent (100%) of the RSUs subject to the Initial RSU Grant will vest on the date of the next Annual Meeting of Stockholders or the same day of the month as the Initial RSU grant date in the month when the Annual Meeting of Stockholders is held, whichever is earlier, or if such date is not a business day, then on the next business day, subject to the Non-Employee Director’s Continuous Service through each vesting date.

•Annual Equity Grant. With respect to each annual meeting following the applicable Non-Employee Director’s Initial Equity Grant, each person who continues to serve as a Non-Employee Director following such annual meeting will be granted, at the discretion of the Board of Directors, either or a combination of (a) an option to purchase shares of Common Stock (the “Annual Stock Option Grant”) or (b) Company RSUs (the “Annual RSU Grant”) with an aggregate Fair Market Value of $125,000 on the first business day immediately following the date of the Company’s Annual Meeting of Stockholders (the Annual Stock Option Grant and the Annual RSU Grant shall be referred to alternatively or collectively herein as the “Annual Equity Grant”).

oAnnual Stock Option Grant. One-twelfth (1/12th) of the shares subject to each Annual Stock Option Grant will vest on the one-month anniversary of the date of grant and each month thereafter on the same day of the month as the grant date, provided that the twelfth vesting date of each such grant will occur no later than the date of the Annual Meeting for the year subsequent to the date such Annual Stock Option Grant is made, subject to the Non-Employee Director’s Continuous Service through each vesting date.

oAnnual RSU Grant. In the case of the Annual RSU Grant, all of the RSUs subject to the Annual RSU Grant will vest on the earlier of (i) the one-year anniversary of the date of grant on the same day of the month as the grant date, or if such date is not a business day, then on the next business day, or (ii) the date of the Annual Meeting for the year subsequent to the date such Annual RSU Grant is made, subject to the Non-Employee Director’s Continuous Service through such vesting date.

•Change in Control. Notwithstanding the above, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control, any unvested shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy will become fully vested and exercisable immediately prior to the closing of such Change in Control.

Cash Compensation
Each Non-Employee Director will receive an annual Board service retainer of $45,000 in cash for serving on the Board. A Non-Employee Director who serves as a non-executive chairperson of the Board will receive an additional annual cash service retainer of $40,000 for serving in that role.
The chairperson and other members of the three standing committees of the Board will be entitled to the following additional annual cash retainers:

Board Committee	Chairperson	Other Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000
All annual cash retainers will be payable in equal quarterly installments, in arrears, no later than 30 days following the end of each quarter in which the Board service occurs, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash retainers will be vested upon payment.
The Company will also reimburse each Non-Employee Director for all ordinary, necessary and reasonable out-of-pocket travel expenses incurred by the Non-Employee Director in attending in person and participating in meetings of the Board or any committee thereof and any meetings of the stockholders of the Company, provided the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Amendments

This Policy may be amended by the Board or the Compensation Committee of the Board at any time.

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